UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   September 28, 2015

LIGHTNING GAMING, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52575	20-8583866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

23 Creek Circle, Suite 400, Boothwyn, PA 19061

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (610) 494-5534

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On September 28, 2015, Lightning Gaming, Inc., a Nevada corporation, (the “Company”) entered into a Cancellation Agreement with The Co-Investment Fund, II, L.P., a Pennsylvania limited partnership (“CI2”), Brian Haveson (the Company’s Chairman, CEO and CFO), Donald Caldwell (a member of the Company’s Board of Directors (the “Board”)), Frederick Tecce (a member of the Board), Richard Hansen, and Seth Berger (CI2, Haveson, Caldwell, Tecce, Hansen, and Berger are collectively referred to herein as the “Parties”). The Cancellation Agreement terminates that certain Amended and Restated Voting Agreement among the Parties, dated August 6, 2015 (the “Voting Agreement”), pursuant to which the Parties agreed to vote all of their stock for the election of certain candidates to the Board. The Voting Agreement was described in a Current Report on Form 8-K filed by the Company on August 10, 2015. The Parties entered into the Cancellation Agreement because they wanted to make clear that CI2 as an entity as well as Hansen and Berger as individuals do not have any control over the Company. Rather, the Company is solely under the control of the members of the Board and the Company’s sole executive, Brian Haveson. There were no termination penalties incurred by the Parties as a result of entering into the Cancellation Agreement.

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The foregoing description of the Cancellation Agreement is qualified in its entirety by reference to the full text of the Cancellation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Cancellation Agreement, dated September 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTNING GAMING, INC.

Date: October 2, 2015	By:	/s/ Brian D. Haveson
Brian D. Haveson Chief Executive Officer

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